Exhibit 99.(h)(3)

FUND ACCOUNTING SERVICING AGREEMENT

        This contract between Hennessy Funds Trust, a Delaware statutory trust (the “Company”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”) is entered into on this eighth day of October, 1996.

        WHEREAS, the Company is an open-ended management investment company registered under the Investment Company Act of 1940; and

        WHEREAS, USBFS is in the business of providing, among other things, mutual fund accounting services to investment companies;

        WHEREAS, the Company desires to retain USBFS to provide mutual fund accounting services to each series of the Company listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).

        NOW, THEREFORE, the parties do mutually promise and agree as follows:

    1.        Services. USBFS agrees to provide the following mutual fund accounting services to the Fund:

A. Portfolio Accounting Services:

(i) Maintain portfolio records on a trade +1 basis using security trade information communicated from the investment manager on a timely basis.

    (ii)        For each valuation date, obtain prices from a pricing source approved by the Board of Directors and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Directors shall approve, in good faith, the method for determining the fair value for such securities.

(iii) Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

    (iv)        Determine gain/loss on security sales and identify them as to short-short, short- or long-term status; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

B. Expense Accrual and Payment Services:

(i) For each valuation date, calculate the expense accrual amounts as directed by the Fund as to methodology, rate or dollar amount.

(ii) Record payments for Fund expenses upon receipt of written authorization from the Fund.

(iii) Account for fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBFS and the Fund.

(iv) Provide expense accrual and payment reporting.

C. Fund Valuation and Financial Reporting Services:

(i) Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the transfer agent on a timely basis.

(ii) Apply equalization accounting as directed by the Fund.

    (iii)        Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(iv) Maintain a general ledger for the Fund in the form as agreed upon.

(v) For each day the Fund is open as defined in the prospectus, determine the net asset value of the Fund according to the accounting policies and procedures set forth in the prospectus.

(vi) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of fund operations at such time as required by the nature and characteristics of the Fund.

(vii) Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.

(viii) Prepare monthly reports which document the adequacy of accounting detail to support month-end ledger balances.

D. Tax Accounting Services:

(i) Maintain accounting records for the Fund to support the tax reporting required for IRS-defined regulated investment companies.

(ii) Maintain tax lot detail for the Fund.

(iii) Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Fund.

(iv) Provide the necessary financial information to support the taxable components of income and capital gains distributions to the transfer agent to support tax reporting to the shareholders.

E. Compliance Control Services:

    (i)        Support reporting to regulatory bodies and support financial statement preparation by making the fund accounting records available to Hennessy Advisors, Inc., the Securities and Exchange Commission, and the outside auditors.

(ii) Maintain accounting records according to the Investment Company Act of 1940 and regulations provided thereunder.

    2.        Pricing of Securities. For each valuation date, obtain prices from a pricing source selected by USBFS but approved by the Fund’s Board and apply those prices to the portfolio positions in accordance with the Fund’s valuation procedures. For those securities where market quotations are not readily available, the Fund’s Board shall approve, in good faith, the method for determining the fair value for such securities.

        If the Fund desires to provide a price which varies from the pricing source, in accordance with the Fund’s valuation procedures, the Fund shall promptly notify and supply USBFS with the valuation of any such security on each valuation date. All pricing changes made by the Fund will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new prices are effective.

    3.       Changes in Accounting Procedures. Any resolution passed by the Board of Trustees that affects accounting practices and procedures under this agreement shall be effective upon written receipt and acceptance by the USBFS.

    4.       Changes in Equipment, Systems, Services, Etc. USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Fund under this Agreement.

    5.       Compensation. USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the Fee Schedule attached hereto as Exhibit B and as mutually agreed upon and amended from time to time.

    6.       Performance of Service.

    A.       USBFS shall exercise reasonable care and diligence, act in good faith and use its best efforts within reasonable limits in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss resulting from USBFS’s refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, the Fund shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys’ fees) which USBFS may sustain or incur or which may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS which the agent reasonably believes to have been executed by any duly authorized officer of the Fund, such duly authorized officer to be included in a list of authorized officers furnished to USBFS and as amended from time to time in writing by resolution of the Board of Trustees of the Fund.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS’s control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.

USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect USBFS’s premises and operating capabilities, and any and all of USBFS’s books and records which relate to any transaction or function performed by USBFS pursuant to this agreement, at any time during regular business hours of USBFS, upon reasonable notice to USBFS.

Regardless of the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

    B.              In order that the indemnification provisions contained in this \section shall apply, it is understood that if in any case the Fund may be asked to indemnify or hold USBFS harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that USBFS will use all reasonable care to notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund. The Fund shall have the option to defend USBFS against any claim which may be the subject of this indemnification. In the event that the Fund so elects, it will so notify USBFS and thereupon the Fund shall take over complete defense of the claim, and USBFS shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. USBFS shall in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify USBFS except with the Fund’s prior written consent.

    C.       USBFS shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys’ fees) which may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

    7.       Records. USBFS shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Fund but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of The Investment Company Act of 1940 as amended (the “Investment Company Act”), and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Fund and will be preserved, maintained, and made available with such section and rules of the Investment Company Act and will be promptly surrendered to the Fund on and in accordance with its request.

    8.       Confidentiality. USBFS shall handle in confidence all information relating to the Fund’s business, which is received by USBFS during the course of rendering any service hereunder.

    9.       Data Necessary to Perform Services. The Fund or its agent, which may be USBFS, shall furnish to USBFS the data necessary to perform the services described herein at times and in such form as mutually agreed upon.

    10.       Notification of Error. The Fund will notify USBFS of any balancing or control error caused by USBFS within three (3) business days after receipt of any reports rendered by USBFS to the Fund, or within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder.

    11.       Additional Series. In the event that the Company establishes one or more series of shares with respect to which it desires to have USBFS render accounting services, under the terms hereof, it shall so notify USBFS in writing, and if USBFS agrees in writing to provide such services, such series will be subject to the terms and conditions of this Agreement, and shall be maintained and accounted for by USBFS on a discrete basis.

    12.       Term of Agreement. This Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be replaced or modified by a subsequent agreement between the parties.

    13.       Duties in the Event of Termination. In the event that in connection with termination a Successor to any of USBFS’s duties or responsibilities hereunder is designated by the Company, by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Company, transfer to such Successor all relevant books, records, correspondence and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which USBFS has maintained the same, the Company shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records and other data by such successor.

    14.       Notices. Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows: Notice to USBFS shall be sent to 615 East Michigan Street, 2nd Floor, Milwaukee, Wisconsin 53202 and notice to the Fund shall be sent to Hennessy Funds Trust, 750 Grant Avenue, Suite 100, Novato, California, 94945.

    15.       Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Wisconsin.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

HENNESSY FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: ______________________________	By: ______________________________

Title: _____________________________	Title: _____________________________

Exhibit A
to the
Fund Accounting Servicing Agreement

Fund Names

Separate Series of Hennessy Fund Trust

Name of Series	Date Added

Hennessy Cornerstone Growth Fund, Series II	7/1/05

Exhibit B to the following agreements between:

The Hennessy Fund, Inc. and U.S. Bancorp Fund Services, LLC;
The Hennessy Mutual Fund, Inc. and U.S. Bancorp Fund Services, LLC; and
Hennessy Fund Trust and U.S. Bancorp Fund Services, LLC

Fund Accounting Servicing Agreement dated July 1, 2005 Fund Administration Servicing Agreement dated July 1, 2005

Exhibit C to Transfer Agent Servicing Agreement dated July 1, 2005, between:

The Hennessy Fund, Inc. and U.S. Bancorp Fund Services, LLC;
The Hennessy Mutual Fund, Inc. and U.S. Bancorp Fund Services, LLC; and
Hennessy Fund Trust and U.S. Bancorp Fund Services, LLC

Exhibit D to the Custody Agreement dated July 1, 2005, between:

The Hennessy Fund, Inc. and U.S. Bank, N.A.;
The Hennessy Mutual Fund, Inc. and U.S. Bank, N.A.; and
Hennessy Fund Trust and U.S. Bank, N.A.

U.S. BANCORP FUND SERVICES, LLC
ANNUAL FEE SCHEDULE

Annual fee schedule per fund for the following funds (the fund complex):

The Hennessy Fund, Inc.:
       Hennessy Balanced Fund
       Hennessy Total Return Fund
The Hennessy Mutual Fund, Inc.:
       Hennessy Cornerstone Growth Fund
       Hennessy Cornerstone Value Fund
       Hennessy Focus 30 Fund
Hennessy Fund Trust:
Hennessy Cornerstone Growth Fund, Series II

Annual fee based upon fund complex net assets:

25.5 basis points on all net assets up to $1 billion 21 basis points on the next $1 billion 17 basis points on net assets over $2 billion Minimum annual fee: $600,000 for fund complex

Extraordinary services – quoted separately Fees are billed monthly

Annual fee includes all fund expenses, excluding extraordinary expenses, related to the agreements indicated above.